EXHIBIT 99

CONAGRA, INC.


               Contact:
               MEDIA:                   ANALYSTS:
               Lynn Phares              Walt Casey
               Vice President, Public   VP, Corp. Communications
                 Relations and          Phone: (402) 595-4154
                 Community Affairs
               Phone: (402) 595-4153


                                            FOR IMMEDIATE RELEASE

CONAGRA RESTRUCTURES TO ENHANCE EARNINGS GROWTH

Omaha, Neb., May 14, 1996 -- ConAgra, Inc. (NYSE: CAG) today announced a major restructuring program designed to strengthen the Company's core businesses and improve ConAgra's profitability.

     The restructuring program and other initiatives will result in one-time pretax charges of approximately $505 million in the fourth quarter of fiscal year 1996 ending May 26, 1996. The charges will reduce fiscal 1996 fourth quarter and full year net income by approximately $360 million, or $1.57 per share.

     ConAgra expects that these actions will help streamline the Company's production base, improve efficiency, and make ConAgra more competitive in the marketplace. Pretax savings during the next three years are expected to be approximately $50 million in fiscal 1997, $100 million in fiscal 1998, and $125 million in fiscal 1999. ConAgra expects that some of the savings in each year will bolster earnings in that year and some will be reinvested to support future results. Furthermore, ConAgra anticipates that the Company's revenues will not be materially affected by the restructuring.

     "The accounting term may be 'restructuring' but I think of it more as 'structuring' -- consistent with our ongoing strategy to structure ConAgra for success," said Philip B. Fletcher, ConAgra's chairman and chief executive officer.

     Mr. Fletcher said, "For several years we've emphasized structuring for success as the foundation of our efforts to manage ConAgra aggressively. To date we've accomplished a stream of organizational and management changes to improve ConAgra's structure and leadership. And we've completed an aggressive divestiture program, pruning non-core businesses to streamline ConAgra's asset base."

     Mr. Fletcher continued, "Those productive initiatives helped pave the way for the program we're announcing today. For our shareholders and employees this is the right step to make ConAgra more competitive, more secure, more profitable. But the decision was difficult because many jobs will be eliminated. We'll do our best to be sensitive and responsive to the needs of our people who are affected."

     Mr. Fletcher concluded, "In sum, we are taking these actions to make a good company even better. In that light, I'd like to assure our shareholders that the fourth quarter charges do not alter our prospects for good operating results this year, excluding the charges. On that basis, we continue to expect double-digit earnings growth in fiscal 1996 and ConAgra's 16th consecutive year of record operating results."

     The charges of approximately $505 million before taxes have three components: 1. A restructuring charge of $350 million; 2. A charge of $100 million for implementing SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of;" 3. A charge of $55 million for a completed business disposition, or divestiture, program. Of the total charges of approximately $505 million, about $65 million is expected to be a cash expense.

     ConAgra will close or significantly reconfigure 29 production plants, exit or restructure 9 smaller businesses and reduce the company's workforce by approximately 6,500 employees, or 7 percent of the total workforce. Specific facilities and businesses will not be identified publicly until after affected employees have been notified. Most employees affected by the restructuring charge will be notified during the next few days and all will be notified by May 24, 1996.

     ConAgra is a diversified international food company.
ConAgra employs over 90,000 people at about 245 production facilities and 1,200 total locations. The Company's annual sales exceed $24 billion.